Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Francie Nagy

Investor Relations, +1-212-515-4625

GateHouse Media Announces Partial Fourth Quarter Dividend of $0.24

Fairport, New York. December 7, 2006 — GateHouse Media, Inc. (NYSE: GHS) announced today that its Board of Directors has declared a partial fourth quarter cash dividend on its common stock of $0.24 per share for the period of October 24, 2006 through December 31, 2006. The dividend is payable on January 15, 2007 to holders of record of GateHouse’s common stock on December 29, 2006, and is in addition to the $0.08 per common share partial fourth quarter dividend that was paid on October 30, 2006 to holders of record as of October 23, 2006.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by number of daily publications. GateHouse Media now owns over 415 community publications located in 18 states across the country, and more than 230 related websites reaching approximately 9 million people on a weekly basis. GateHouse Media is traded on the New York Stock Exchange under the symbol “GHS.”

GATEHOUSE MEDIA, INC

350 WillowBrook Office Park

Fairport, New York 14450

Phone 585-598-0030 Fax 585-248-2631